As filed with the Securities and Exchange Commission on June 7, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AMC ENTERTAINMENT HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	26-0303916
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

One AMC Way
11500 Ash Street
Leawood, Kansas	66211
(Address of principal executive offices)	(Zip Code)

AMC Entertainment Holdings, Inc. 2024 Equity Incentive Plan

(Full title of the Plan)

Kevin M. Connor, Esq.

Senior Vice President, General Counsel & Secretary

One AMC Way

11500 Ash Street

Leawood, Kansas 66211

(Name and address of agent for service)

(913) 213-2000

(Telephone number, including area code, of agent for service)

Copy to:

Kirstin P. Salzman, Esq.

Andrew Spector, Esq.

Husch Blackwell LLP

4801 Main Street, Suite 1000

Kansas City, Missouri 64112

(816) 983-8316

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by AMC Entertainment Holdings, Inc. (the “Registrant”), for the purpose of registering 25,000,000 shares of Class A common stock, $0.01 par value per share (the “Common Stock”), of the Registrant under the AMC Entertainment Holdings, Inc. 2024 Equity Incentive Plan (the “Plan”), which became effective on February 22, 2024, subject to stockholder approval at the Registrant’s 2024 Annual Meeting of Stockholders. On June 5, 2024, the stockholders approved the Plan. Shares of Common Stock reserved for use under the Plan cannot be used for other purposes.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information in Items 1 and 2 of Part I of this Registration Statement relating to the Plan will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act in respect of future issuances under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the SEC. The following documents, which are on file with the SEC, are incorporated into this Registration Statement by reference (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under applicable Commission rules rather than filed and exhibits furnished in connection with such items):

1.	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “Annual Report”), filed with the SEC on February 28, 2024;

2.	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the SEC on May 8, 2024;

3.	the Registrant’s Current Reports on Form 8-K filed with the SEC on January 2, 2024, March 1, 2024, March 12, 2024, March 28, 2024, April 19, 2024, April 26, 2024, May 14, 2024, May 15, 2024 and June 7, 2024; and

4.	the description of the Registrant’s shares of Common Stock contained in Exhibit 4.5 to the Annual Report, and all amendments and reports filed with the SEC for the purpose of updating such description.

All reports and other documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference in this Registration Statement.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of being or having been in any such capacity, if such person acted in good faith in a manner reasonably believed by such person to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 of the DGCL further provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor, by reason of being or having been in any such capacity, if such person acted in good faith in a manner reasonably believed by such person to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the DGCL also allows a corporation to provide contractual indemnification to its directors, and we have entered into indemnification agreements with each of our directors whereby we are contractually obligated to indemnify the director and advance expenses to the full extent permitted by the DGCL.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director or officer, except (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions of a director or officer that are not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) for liability of a director under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), (iv) for any transaction from which a director or officer derived an improper personal benefit, or (v) for liability of an officer in any action by or in right of the corporation.

The third amended and restated certificate of incorporation of the Registrant provides for indemnification of any person made party to or threatened to be made party to any proceeding by reason of the fact that such person is or was a director or officer of the company, or a person of whom such person is the legal representative, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, to the fullest extent permitted by the DGCL, against any expenses, liability and loss (including attorneys’ fees, judgments, fines Employee Retirement Income Security Act of 1974 excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. The third amended and restated certificate of incorporation of the Registrant also provides that the personal liability of its directors for monetary damages for breach of fiduciary duty as a director of the corporation is eliminated to the fullest extent permitted by the DGCL. Expenses incurred in defending any such proceeding in advance of its final disposition may be paid by the Registrant in advance of its final disposition, provided that if the DGCL so requires, the payment of such expenses shall only be made upon delivery to the Registrant of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified by the corporation. Neither the failure of the Registrant to have made a determination prior to the commencement of such action that indemnification of the claimant is proper because such person has met the applicable standard of conduct set forth in the DGCL nor an actual determination that such person has failed to meet such standard of conduct shall be a defense to an action brought by a claimant whom the Registrant has failed to pay in full within 30 days of having received a written claim.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit Number	Description
4.1	Third Amended and Restated Certificate of Incorporation of AMC Entertainment Holdings,Inc. (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 23, 2013)

4.2	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of AMC Entertainment Holdings,Inc., dated as of July 29, 2020 (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 31, 2020)

4.3	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of AMC Entertainment Holdings,Inc., effective as of January 25, 2021 (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 25, 2021)

4.4	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of AMC Entertainment Holdings,Inc. (incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No.1-33892) filed on August 14, 2023)

4.5	Certificate of Retirement of 24,057,143 Shares of Class B Common Stock of AMC Entertainment Holdings,Inc., dated as of November 1, 2018 (incorporated by reference from Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q filed on November 8, 2018)

4.6	Certificate of Retirement of 51,769,784 Shares of Class B Common Stock of AMC Entertainment Holdings,Inc., dated as of February 24, 2021 (incorporated by reference from Exhibit 4.32 to the Registrant’s Annual Report on Form 10-K filed on March 12, 2021)

4.7	Certificate of Designations for the Series A Convertible Participating Preferred Stock (incorporated herein by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 4, 2022)

4.8	Certificate of Elimination of Series A Convertible Participating Preferred Stock, dated August 25, 2023 (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 25, 2023)

4.7	Fourth Amended and Restated Bylaws of AMC Entertainment Holdings,Inc. effective February 22, 2024 (incorporated by reference from Exhibit 3.2 to the Registrant’s Annual Report Form 10-K (File No.1-33892) filed on February 28, 2024)

5.1*	Opinion of Husch Blackwell LLP

23.1*	Consent of Ernst& Young LLP,Independent Registered Public Accounting Firm

23.2*	Consent of Husch Blackwell LLP (contained in opinion filed as Exhibit 5.1 to this Registration Statement)

24.1*	Power of Attorney (Included on the signature page to this Registration Statement)

99.1*	AMC Entertainment Holdings,Inc. 2024 Equity Incentive Plan

107*	Filing Fee Table

* Filed herewith

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leawood, State of Kansas, on the 7th day of June, 2024.

AMC ENTERTAINMENT HOLDINGS, INC.

By:	/s/ Kevin M. Connor
Name: Kevin M. Connor,Esq.
Title: Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Kevin M. Connor and Sean D. Goodman and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agents or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 7, 2024.

Signature	Title

/s/ Adam M. Aron	Chief Executive Officer, President and Chairman of the Board
Adam M. Aron	(Principal Executive Officer)

/s/ Sean D. Goodman	Executive Vice President,International Operations Chief Financial Officer and Treasurer
Sean D. Goodman	(Principal Financial Officer and Treasurer)

/s/ Chris A. Cox	Senior Vice President and Chief Accounting Officer
Chris A. Cox	(Principal Accounting Officer)

/s/ Denise Clark	Director
Denise Clark

/s/ Sonia Jain	Director
Sonia Jain

/s/ Howard Koch, Jr.	Director
Howard Koch, Jr.

/s/ Philip Lader	Director
Philip Lader

/s/ Gary F. Locke	Director
Gary F. Locke

/s/ Kathleen M. Pawlus	Director
Kathleen M. Pawlus

/s/ Keri Putnam	Director
Keri Putnam

/s/ Anthony J. Saich	Director
Anthony J. Saich

/s/ Adam J. Sussman	Director
Adam J. Sussman